Consolidated Natural Gas Company
                                    CNG Tower
                               625 Liberty Avenue
                            Pittsburgh, PA 15222-3199
                                 (412) 227-1000

                                 April 15, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


                   Re: Consolidated Natural Gas Company
                       Registration Statement on Form S-3
                       ----------------------------------


Ladies and Gentlemen:

         This opinion is rendered in connection with the proposed issue and sale by Consolidated Natural Gas Company, a Delaware corporation ("Consolidated"), of securities of Consolidated (the "Securities") consisting of (i) debt securities (the "Debt Securities"), (ii) common stock, par value $2.75 per share, including common stock purchase rights (the "Common Stock") and (iii) preferred stock, par value $100.00 per share (the "Preferred Stock" and together with the Common Stock, the "Equity Securities") to be issued from time to time pursuant to Rule 415 under to the Securities Act of 1933, as amended (the "Act"), for an aggregate initial offering price of up to $1,000,000,000, as described in Consolidated's Registration Statement on Form S-3 (the "Registration Statement"), including the prospectus constituting a part thereof, to be filed with the Securities and Exchange Commission (the "Commission"), relating to the registration of the Securities pursuant the Act.

         As counsel for Consolidated, we have examined, among other things, the following: the certificate of incorporation and by-laws of Consolidated; the declaration on Form U-1, as amended, st SEC File No. 70-8667 (the "Declaration"); the Commission Order dated March 28, 1996 (HCAR 26500) (the "1996 Order"), File No. 70-8667, issued pursuant to the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"); the Registration Statement to which this opinion is an exhibit; the exhibits to the Declaration and Registration Statement; the indenture dated as of April 1, 1995 (the "Indenture") between Consolidated and United States Trust Company of New York, as Trustee; and the corporate records and proceedings relating to the issuance of such Securities.



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                                      -2-


         Consolidated's 1935 Act authorization for the sale and issuance of the Securities in File No. 70-8667 extends through March 31, 2001.

         In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post effective amendments), will have become effective; (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby; (iii) all Securities will be issued and sold in compliance with the 1996 Order and all other applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; and (iv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by Consolidated and the other parties thereto.

         We are of the opinion that:

         1. With respect to shares of Common Stock, when certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered either (a) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors of Consolidated (the "Board") upon payment of the consideration therefor (not less that than the par value of the Common Stock) provided for therein, or (b) upon conversion, exchange or exercise of any other Security in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board therefor (not less than the par value of the Common Stock), the shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

         2. With respect to shares of Preferred Stock, when certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered and delivered either (a) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the Preferred Stock) provided for therein, or (b) upon conversion, exchange or exercise of any other Security in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board therefor (not less than the par value of the Preferred Stock), the shares of Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable.

         3. With respect to the Debt Securities to be issued under the Indenture, when (i) the Board has taken all necessary corporate action to approve the issuance and terms of such Debt Securities, the terms of the offering thereof and related matters; and (ii) such Debt Securities have been duly executed, authenticated, issued and delivered

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                                      -3-


in accordance with the provisions of the Indenture and in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, such Debt Securities will be legally issued and will constitute valid and binding obligations of Consolidated, enforceable against Consolidated in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization, fraudulent transfer or other law relating to or affecting creditors' rights generally and general principles of equity and will be entitled to the benefits of the Indenture.

         4. The order of the Commission referred to in subsection (c) of Section 2 of the Consolidated Natural Gas Company Standard Purchase Agreement -- Debt Securities and subsection (c) of Section 2 of the Consolidated Natural Gas Company Standard Purchase Agreement -- Equity Securities has been obtained and is, to the best of our knowledge, in full force and effect. We are not aware of any approval of any other regulatory body being legally required for the issue and sale of the Debt Securities by Consolidated as contemplated by the Purchase Agreement.

         We hereby consent to the use of our names under the heading "Legal Opinions" in the prospectus constituting a part of the Registration Statement, and any amendments or supplements thereto, and to the use of this opinion as an exhibit to the Registration Statement. We also hereby consent to the statement in Note 17 of the Notes to the Financial Statements in Consolidated's Annual Report on Form 10-K for the year ended December 31, 1996, to the effect that the ultimate liability arising from the claims and suits pending against Consolidated's subsidiary companies will not have a material effect on Consolidated's financial position or results of operations.

                                Very truly yours,


                                /s/ S. E. Williams
                                -------------------------
                                S. E. Williams
                                Senior Vice President and
                                  General Counsel


                                /s/ N. F. Chandler
                                --------------------------
                                N. F. Chandler
                                General Attorney